Exhibit 99.1

Aug. 4, 2014	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

TULSA, Okla. - Aug. 4, 2014 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2014 and affirmed its full-year 2014 guidance.

Highlights include:

•	Second-quarter 2014 net income was $9.5 million, or $0.18 per diluted share, compared with $15.0 million, or $0.29 per diluted share, in the second quarter 2013;

•	Actual heating degree days across the company’s service areas were 700 in the second quarter 2014, 5 percent colder than normal and 33 percent warmer than the same period last year; and

•
A quarterly dividend of 28 cents per share, or $1.12 per share on an annualized basis, was declared in July 2014, payable on Aug. 15, 2014, to shareholders of record at the close of business on Aug. 1, 2014.

“New rates in Texas and growth in residential customers resulted in a solid second quarter. Colder-than-normal weather and lower employee-related expenses in the second quarter of 2013, and costs associated with the separation from ONEOK in 2014, affected our results. We remain on track to achieve our full-year earnings guidance,” said Pierce H. Norton II, president and chief executive officer. “I would like to thank our employees for their continued focus on serving our customers safely and reliably.”

SECOND-QUARTER 2014 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $26.8 million in the second quarter 2014, compared with $39.3 million in the second quarter 2013.

Net margin decreased by $1.9 million compared with second quarter 2013, which primarily reflects:

•	A $3.1 million increase from new rates primarily in Texas;

•	A $1.4 million increase attributed to residential customer growth;

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

•	A $0.6 million increase due to higher line extension revenue from commercial and industrial customers in Oklahoma;

•	A $4.9 million decrease in variable margin due to lower residential sales volumes primarily from warmer weather, net of weather normalization; and

•
A $2.8 million decrease in rider and surcharge recoveries due to lower ad-valorem surcharges in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense.

Second-quarter 2014 operating costs were $118.4 million, compared with $106.2 million in the second quarter 2013, which primarily reflects:

•
A $5.3 million increase in employee-related expenses resulting from higher labor and compensation costs, which includes share-based compensation that in the prior period was impacted by a decrease in ONEOK’s share price (NYSE: OKE);

•	A $4.2 million increase in outside service expenses related to a $3.4 million increase in pipeline maintenance activities and $1.3 million of costs associated with the separation from ONEOK;

•	A $2.5 million increase in insurance and information technology expenses; and

•	A $2.1 million decrease in benefit expenses related primarily to lower pension and other postretirement benefit costs resulting from an annual change in the estimated discount rate.

YEAR-TO-DATE 2014 FINANCIAL PERFORMANCE

Operating income for the six-month 2014 period was $136.2 million, compared with $141.1 million for the same period last year.

Net margin increased by $6.2 million compared with the same period last year, which primarily reflects:

•	A $7.6 million increase from new rates primarily in Texas;

•	A $3.3 million increase from higher transportation volumes primarily due to weather-sensitive customers;

•	A $2.6 million increase attributed to residential customer growth;

•	A $1.0 million increase due to higher line extension revenue from commercial and industrial customers in Oklahoma;

•
A $1.3 million decrease from lower sales volumes primarily in Kansas due to warmer weather in the second quarter 2014 compared with colder-than-normal weather in the second quarter 2013, net of weather normalization; and

•
An $8.1 million decrease in rider and surcharge recoveries due to lower ad-valorem surcharges in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense.

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

Operating costs for the six-month 2014 period were $237.3 million, compared with $221.2 million for the same period last year, which primarily reflects:

•	A $9.3 million increase in employee-related expenses resulting from higher labor and compensation costs;

•	A $4.5 million increase in insurance and information technology expenses;

•	A $3.6 million increase in outside service expenses related primarily to $2.6 million of costs associated with the separation from ONEOK;

•	A $1.0 million increase in bad debt expense as a result of higher net margin; and

•	A $4.1 million decrease in benefit expenses related primarily to lower pension and other postretirement benefit costs resulting from an annual change in the estimated discount rate.

Second-quarter 2014 depreciation and amortization was $31.3 million, compared with $32.9 million in the second quarter 2013. Depreciation and amortization for the six-month 2014 period was $62.8 million, compared with $67.8 million for the same period last year. These decreases were primarily due to lower rider and surcharge recoveries from lower ad-valorem taxes in Kansas and the expiration of the take-or-pay rider in Oklahoma. These decreases were offset partially by higher depreciation expense from capital expenditures.

Capital expenditures were $82.9 million for the second quarter 2014, compared with $67.3 million in the second quarter 2013.

For the second quarter 2014, the company generated operating cash flow of $79.6 million, and ended the second quarter with $161.3 million of cash and cash equivalents, and no borrowings under its $700 million credit facility. The debt-to-capitalization ratio at June 30, 2014, was approximately 40 percent.

> View earnings tables

Key Statistics: More detailed information is listed on page 13 in the tables.

•	Actual heating degree days across the company’s service areas were 700 in the second quarter 2014, 5 percent colder than normal and 33 percent warmer than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 228 in the second quarter 2014, 17 percent colder than normal and 40 percent warmer than the same period last year;

•	Actual heating degree days in the Kansas service area were 409 in the second quarter 2014, relatively normal and 30 percent warmer than the same period last year;

•	Actual heating degree days in the Texas service area were 63 in the second quarter 2014, 9 percent colder than normal and 26 percent warmer than the same period last year;

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

•	Residential natural gas sales volumes were 13.6 billion cubic feet (Bcf) in the second quarter 2014, down 17 percent compared with the same period last year;

•	Total natural gas sales volumes were 18.7 Bcf in the second quarter 2014, down 17 percent compared with the same period last year;

•	Natural gas transportation volumes were 48.4 Bcf in the second quarter 2014, down 3 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 67.1 Bcf in the second quarter 2014, down 7 percent compared with the same period last year.

REGULATORY ACTIVITY

Oklahoma

In October 2013, Oklahoma Natural Gas, together with the Public Utility Division of the Oklahoma Corporation Commission (OCC), filed a joint application to postpone the 2014 rate case. The joint stipulation and settlement agreement in support of this application was approved by the OCC in January 2014. As a result, Oklahoma Natural Gas filed a Performance-Based Rate Change application in March 2014 requesting an increase in base rates.

In June 2014, a joint stipulation and settlement agreement was reached, which includes an increase in base rates of approximately $13.7 million and an energy-efficiency program true-up and a utility incentive adjustment of $0.9 million. This agreement is expected to be approved by the OCC in the third quarter 2014.

Oklahoma Natural Gas is expected to file a rate case in 2015 based on a test year consisting of the 12 months ending March 31, 2015.

Texas

In May 2014, the Austin City Council approved Texas Gas Service’s request for interim rate relief under the Gas Reliability Infrastructure Program (GRIP) statute for approximately $5.2 million.

GRIP is a capital-recovery mechanism that allows for an interim rate adjustment providing recovery of and a return on incremental capital investments made between rate cases.

In April 2014, Texas Gas Service filed an application with the City of El Paso requesting an adjustment to customer rates pursuant to the recently approved utility rate setting process called the El Paso Annual Rate Review (EPARR), which is in lieu of filing under the GRIP statute. Texas Gas Service filed under the GRIP statute for the remainder of the El Paso service area.

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

In July 2014, the City of El Paso approved an annual increase in revenues of $3.5 million, resulting from the EPARR filing. The GRIP filing for the remainder of the El Paso service area was approved with an increase in revenues of $0.6 million.

In the normal course of business, Texas Gas Service has received approval for interim rate relief under the GRIP statute and cost-of-service adjustments in various Texas jurisdictions totaling approximately $2.1 million to address investments in rate base and changes in cost of service.

Kansas

Kansas Gas Service is expected to file a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) rider in the third quarter 2014, with new rates effective January 2015. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

Kansas Gas Service is expected to file a rate case in 2016 based on a 2015 test year, with new rates effective January 2017.

2014 FINANCIAL GUIDANCE AFFIRMED

ONE Gas affirmed its 2014 net income guidance range of $95 million to $105 million, provided on Dec. 2, 2013. ONE Gas expects net income to increase by an average of 4 to 6 percent annually between 2014 and 2018, driven by continued capital investments in system integrity and reliability.

The midpoint of ONE Gas’ 2014 operating income guidance is $217 million.

ONE Gas also affirmed its dividend target of 28 cents per share, per quarter for 2014 and the annual dividend growth target of 5 percent between 2014 and 2018, subject to board approval. The target dividend payout ratio remains 55 to 65 percent of net income.

EARNINGS CONFERENCE CALL AND WEBCAST:

The ONE Gas executive management team will conduct a conference call on Tues., Aug. 5, 2014, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 877-548-7906, pass code 9859197, or log on to www.onegas.com.

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 9859197.

LINK TO EARNINGS TABLES:

http://www.onegas.com/~/media/OGS/Earnings/2014/OGS_Q2Earnings-Ft49$qm.ashx
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ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On Jan. 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol "OGS," and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com. For the latest news about ONE Gas, follow us on Twitter @ONEGasInc.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

•	the mechanical integrity of facilities operated;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers, including the cost of derivative instruments used to mitigate the volatility of natural gas supply for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks, and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for our defined benefit pension plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement;

•	our ability to operate effectively as a separate, publicly traded company;

•
the costs associated with becoming compliant with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to implement effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces First-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per share amounts)
Revenues	$296,838	$311,608	$1,063,016	$947,541
Cost of natural gas	120,345	133,161	626,687	517,420
Net margin	176,493	178,447	436,329	430,121
Operating expenses
Operations and maintenance	103,826	93,240	207,325	192,934
Depreciation and amortization	31,318	32,904	62,778	67,771
General taxes	14,537	12,996	30,061	28,271
Total operating expenses	149,681	139,140	300,164	288,976
Operating income	26,812	39,307	136,165	141,145
Other income	672	382	1,305	2,078
Other expense	(337)	(425)	(1,485)	(1,502)
Interest expense	(11,776)	(15,163)	(24,726)	(30,469)
Income before income taxes	15,371	24,101	111,259	111,252
Income taxes	(5,917)	(9,150)	(42,729)	(42,809)
Net income	$9,454	$14,951	$68,530	$68,443

Earnings per share
Basic	$0.18	$0.29	$1.32	$1.31
Diluted	$0.18	$0.29	$1.31	$1.31

Average shares (thousands)
Basic	51,797	52,319	52,065	52,319
Diluted	52,446	52,319	52,481	52,319
Dividends declared per share of stock	$0.28	$—	$0.28	$—

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

ONE Gas, Inc.
BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$4,704,681	$4,534,074
Accumulated depreciation and amortization	1,530,201	1,489,216
Net property, plant and equipment	3,174,480	3,044,858
Current assets
Cash and cash equivalents	161,326	3,171
Accounts receivable, net	192,104	356,988
Natural gas in storage	152,045	166,128
Regulatory assets	31,561	21,657
Other current assets	33,892	54,240
Total current assets	570,928	602,184
Goodwill and other assets
Regulatory assets	322,691	23,822
Goodwill	157,953	157,953
Other assets	57,758	17,658
Total goodwill and other assets	538,402	199,433
Total assets	$4,283,810	$3,846,475

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

August 4, 2014

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2014	2013
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Preferred stock, $0.01 par value: authorized 50,000,000 shares; no shares issued	$—	$—
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 51,992,547 shares at June 30, 2014; authorized 1,000 shares, issued and outstanding 100 shares at December 31, 2013	520	—
Paid-in capital	1,754,636	—
Accumulated other comprehensive income (loss)	(3,471)	—
Retained earnings	28,401	—
Owner’s net investment	—	1,239,023
Total equity	1,780,086	1,239,023
Long-term debt, excluding current maturities	1,201,314	1,318
Long-term line of credit with ONEOK	—	1,027,631
Total equity and long-term debt	2,981,400	2,267,972
Current liabilities
Current maturities of long-term debt	6	6
Short-term note payable to ONEOK	—	444,960
Affiliate payable	—	22,403
Accounts payable	100,357	169,500
Accrued interest	19,515	129
Accrued taxes other than income	38,641	32,426
Customer deposits	57,066	57,360
Regulatory liabilities	17,983	17,796
Other current liabilities	34,794	24,497
Total current liabilities	268,362	769,077
Deferred credits and other liabilities
Deferred income taxes	834,686	743,452
Other deferred credits	199,362	65,974
Total deferred credits and other liabilities	1,034,048	809,426
Commitments and contingencies
Total liabilities and equity	$4,283,810	$3,846,475

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$68,530	$68,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,778	67,771
Deferred income taxes	1,880	42,775
Share-based compensation expense	3,649	—
Provision for doubtful accounts	3,711	2,666
Changes in assets and liabilities:
Accounts receivable	161,173	85,514
Natural gas in storage	14,083	(1,570)
Asset removal costs	(21,557)	(22,874)
Affiliate payable	—	(3,871)
Accounts payable	(66,392)	(43,279)
Accrued interest	19,386	—
Accrued taxes other than income	6,215	(67)
Customer deposits	(294)	(1,975)
Regulatory assets and liabilities	18,613	47,872
Other assets and liabilities	(10,079)	(16,396)
Cash provided by operating activities	261,696	225,009
Investing activities
Capital expenditures	(148,617)	(130,049)
Proceeds from sale of assets	—	3,104
Cash used in investing activities	(148,617)	(126,945)
Financing activities
Settlement of short-term notes payable to ONEOK, net	—	(85,756)
Issuance of debt, net of discounts	1,199,994	—
Long-term debt financing costs	(11,058)	—
Cash payment to ONEOK upon separation	(1,130,000)	—
Issuance of common stock	693	—
Dividends paid	(14,553)	—
Repayment of long-term debt	—	(59)
Distributions to ONEOK	—	(12,495)
Cash provided by (used in) financing activities	45,076	(98,310)
Change in cash and cash equivalents	158,155	(246)
Cash and cash equivalents at beginning of period	3,171	4,040
Cash and cash equivalents at end of period	$161,326	$3,794

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ONE Gas Announces Second-quarter 2014 Financial Results;
Affirms 2014 Financial Guidance

Aug. 4, 2014

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Financial
Net margin	$176.5	$178.4	$436.3	$430.1
Operating costs	$118.4	$106.2	$237.3	$221.2
Depreciation and amortization	$31.3	$32.9	$62.8	$67.8
Operating income	$26.8	$39.3	$136.2	$141.1
Capital expenditures	$82.9	$67.3	$148.6	$130.0

Net margin on natural gas sales	$144.7	$147.6	$363.1	$361.6
Transportation margin	$22.2	$22.8	$54.7	$52.1
Net margin, excluding other revenues	$166.9	$170.4	$417.8	$413.7

Volumes (Bcf)
Natural gas sales
Residential	13.6	16.4	77.0	71.6
Commercial and industrial	4.7	5.8	23.0	21.0
Wholesale and public authority	0.4	0.3	1.2	2.8
Total volumes sold	18.7	22.5	101.2	95.4
Transportation	48.4	49.8	115.3	108.5
Total volumes delivered	67.1	72.3	216.6	204.0

Customers (in thousands)
Residential	1,959	1,951	1,966	1,953
Commercial and industrial	156	156	159	157
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,130	2,122	2,140	2,125

Heating Degree Days
Actual degree days	700	1,052	6,699	6,548
Normal degree days	664	658	5,948	5,951
Percent colder (warmer) than normal weather	5.4%	59.9%	12.6%	10.0%

Statistics by State
Oklahoma
Total number of customers (in thousands)	855	849	858	852
Actual degree days	228	381	2,370	2,282
Normal degree days	195	195	1,998	1,998
Percent colder (warmer) than normal weather	16.9%	95.4%	18.6%	14.2%

Kansas
Total number of customers (in thousands)	635	637	641	639
Actual degree days	409	586	3,288	3,156
Normal degree days	411	411	2,913	2,913
Percent colder (warmer) than normal weather	(0.5)%	42.6%	12.9%	8.3%

Texas
Total number of customers (in thousands)	640	636	641	634
Actual degree days	63	85	1,041	1,110
Normal degree days	58	52	1,037	1,040
Percent colder (warmer) than normal weather	8.6%	63.5%	0.4%	6.7%